Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002

Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
December 3, 2021	Chicago	Riyadh
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	Frankfurt	Seoul
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	Hong Kong	Silicon Valley
	Houston	Singapore
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Milan

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re: Registration Statement on Form S-3; Sale of up to 296,389,489 common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (the “Partnership”), in connection with the resale from time to time by the selling unitholders named in the Registration Statement (as defined below) of up to 296,389,489 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on December 3, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”) contained therein, other than as expressly stated herein with respect to the issue of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

December 3, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Common Units have been validly issued by the Partnership and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make payments to the Partnership for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP